Exhibit 99.5


TO:      The Board of Directors
         WARP Technology Holdings, Inc.
         708 3rd Avenue, 6th Floor
         New York, NY 10017

       Attention: Malcolm Coster, Chairman of the Board

       In connection with our discussions concerning the resignation of Karl B. Douglas ("Karl") from the Board of Directors of Warp Technology Holdings, Inc. (the "Company"), the Company and Karl hereby unconditionally agree to the following covenants, representations and warranties, in each case subject to the terms of this agreement (the "Agreement").

       Terms of resignation:

1.     Effective resignation date is the date hereof (the "Resignation Date").

2. Through the Resignation Date, the Company has not been and is not currently associated with any investor-sponsored legal actions or SEC (or other) regulatory actions.

3. The Board of Directors hereby agrees to indemnify Karl against any actions brought about either directly or indirectly by investors, creditors, employees or other persons or entities in connection with WARP Technology Holdings, Inc., which are based upon Karl's actions as a director and/or officer of the Company to the fullest extent permitted by the laws of the Sate of Nevada, federal and state securities laws, and the Certificate of Incorporation and By-laws of the Company, all as detailed in the Indemnification Agreement between the Company and Karl of even date herewith. Such indemnification will cover Karl for actions for the period in which he was a director and/or officer of the Company and the Company's indemnification obligations shall end on December 1st 2014. Such indemnification shall include any associated legal expenses.

4. The Board of Directors confirms that at the date of this Agreement, WARP Technology Holdings, Inc. is not party to any legal action against Karl and, unless information not currently known by the Board of Directors, which warrants action, comes to its attention, agrees to not become a party to any legal action against Karl. The Company retains its rights to any and all counterclaims or defenses available to it should any action be brought against the Company by Karl. The Company also reserves its right to implead Karl should any action be brought against the Company that is based upon the actions of Karl in his capacity as a director and/or officer of the Company where the Company's indemnification obligations would not be applicable.

5. Unless otherwise required by federal or state securities or corporate law, or unless otherwise agreed to by Karl in writing, the Board of Directors agrees that any requisite disclosure of Karl's resignation will be made strictly through a Form 10-QSB (and subsequently in FORM 10K) and the filing of this agreement as an exhibit to such Form 10-QSB, and not via any form of press release, investor letter, or FORM 8K. The Company, however, can announce the basic fact of Karl's resignation in the same press release on Form 8-K which announces the appointment of any new Board members.

6. The parties hereto agree to not participate in or cause to occur, any disparagement, defamation, slander, or tortious interference with the contracts and relationships of the other party, its respective affiliates, officers, directors and shareholders.

       Except as required under the federal or state securities laws or corporate laws, each party hereto agrees to keep this agreement and all information or documents (in any form, including emails) related to the other

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party (the "Confidential Information") strictly confidential and not to disclose such Confidential Information to any person other than those of its directors, officers, employees, attorneys, accountants and other professionals ("Representatives"), who need to know such Confidential Information for the purpose of advising that party. The parties agree that they shall cause their Representatives to keep all Confidential Information strictly confidential without disclosure to any person not entitled to receive the Confidential Information under this Agreement. The parties further agree that they will be responsible for any disclosure of Confidential Information by their Representatives that would constitute a breach of this Agreement if made by them.

       In the event that either party or any of their Representatives are requested or required to disclose any Confidential Information hereunder in an investigatory, legal, or regulatory proceeding, or in any public filing required under the federal securities laws, including but not limited to filing this agreement as an exhibit to the Company's Form 10-QSB, to the extent permitted under any such law or regulation they will provide the other party with prompt notice thereof and, if requested in writing by the other party, cooperate with such other party in seeking a protective order or other appropriate remedy. However, if no such order or remedy is obtained and after consultation with the other party and its Representatives, the party and its Representatives may, without liability hereunder, disclose in such proceeding or public filing that portion of the Confidential Information that their legal counsel has advised them is legally required to be disclosed.

       The parties hereto understand and agree that money damages alone would not be a sufficient remedy for any breach of this Agreement. In the event of any breach of this Agreement by a party, the other party will be entitled, in addition to any other remedies that we may have at law or in equity, to injunctive relief or an order of specific performance. No failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The parties agree to waive, and to use their best efforts to cause their Representatives to waive, any requirement for securing or posting of any bond in connection with such remedy.

       This Agreement (i) will be interpreted, constructed and its effect shall be governed and construed in all respects in accordance with the Laws of the State of New York and federal law, without regard to the conflict of laws principles thereof and the parties hereby submit to the exclusive jurisdiction of the state and federal courts of the State of New York, (ii) shall be binding upon each party, their affiliates and their respective legal representatives, successors and assigns and (iii) may not be amended, supplemented, waived or terminated except by written agreement of both parties hereto.

       This Agreement represents the entire understanding between the parties with respect to the subject matter hereof. With the exception of the Indemnification Agreement between the Company and Karl of even date herewith, no contemporaneous or prior written or oral agreement shall be construed to alter, repeal or modify this Agreement.

       If the foregoing correctly states our understanding, please sign and return one counterpart hereof to the undersigned, whereupon this Agreement will become a binding agreement between us in accordance with its terms.

                                                 Very truly yours,

                                                 /s/ Karl Douglas
                                                 Karl B. Douglas

Date:  January 28th 2004

AGREED AND ACCEPTED:
/s/ Malcolm Coster
--------------------------------
Malcolm Coster
Chairman of the Board


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